Exhibit 10.1

April 1, 2015

Mr. Boris Teksler

Via E-mail

Dear Boris,

On behalf of Unwired Planet, Inc. (the “Company” or “Unwired Planet”), I am pleased to offer you the position of Chief Executive Officer (“CEO”) and President of Unwired Planet. In addition to serving as CEO and President, you will be appointed to and serve as a Director on the Company’s Board of Directors (the “Board”), subject to proper Board and shareholder approvals. Your first day of employment with the Company will be June 1, 2015, unless an earlier start date is mutually agreed, provided the Company will announce your hire on the earlier of (i) the date ten (10) days after the date hereof, and (ii) the date on which your current employer announces your intention to resign. You will report to the Board. This letter agreement sets forth the terms of your employment with the Company.

DUTIES AND RESPONSIBILITIES:

You agree to devote your full business time and attention to the performance of your duties as CEO and President, will perform your duties and responsibilities faithfully, diligently and competently and will use your best efforts to further the business of the Company. You will not engage in any other business, profession, or occupation for compensation or otherwise which would conflict or interfere with the rendition of such services, either directly or indirectly. You will have responsibility for the day-to-day business and affairs of the Company and shall have such other powers and duties as may from time to time be prescribed by the Board. However, you may serve as a director on the board of companies and/or non-profit organizations so long as such service does not interfere with your ability to perform your duties as CEO and President of Unwired Planet or otherwise present a conflict of interest. In each instance, you must disclose such position to the Board prior to accepting the position and, in the case of a board of director position with a for profit company, you must obtain approval from the Board, which approval shall not be unreasonably withheld.

You understand and agree that by accepting this offer of employment, you represent to the Company that your performance will not breach any other agreement to which you are a party, and that you have not entered into and will not enter into during the term of your employment with the Company any oral or written agreement in conflict with any of the provisions of this letter or the Company’s policies. You are not to bring with you to the Company, or use or disclose to any person associated with the Company, any confidential or proprietary information belonging to any former employer or other person or entity with respect to which you owe an obligation of confidentiality under any agreement or otherwise. The Company does not need and will not use such information and will assist you in any way possible to preserve and protect the confidentiality of proprietary information belonging to third parties. Also, we expect you to abide by any obligations to refrain from soliciting any person employed by or otherwise associated with any former employer and suggest that you refrain from having any contact with such persons until such time as any non-solicitation obligation expires.

COMPENSATION:

Base Salary: Your initial base salary will be at the rate of $1,000,000.00 per year, less payroll deductions and all required withholdings, paid regularly in accordance with standard Company procedures. You will be eligible for periodic salary reviews based on your individual performance, as well as that of the Company. There will be no additional compensation for your service on the Board. The Company does not anticipate that you will be eligible for any bonus or other incentive compensation in addition to your base salary, other than the signing bonus as noted below.

Signing Bonus: The Company shall pay you a one-time signing bonus of $100,000 (the “Signing Bonus”), subject to any payroll deductions and all required withholdings, in the first regular pay period after your employment commences; provided that if you are terminated by the Company for any reason other than without Cause (as defined below), or if you terminate your employment for any reason other than Good Reason (as defined below) within twelve (12) months of your start date, you will be required to repay, within 30 days following such termination or resignation, the Signing Bonus.

Equity: Promptly and as soon as reasonably practicable following your acceptance of this offer of employment, the Board will approve the grant to you of an option to acquire shares of the Company’s common stock representing 4.5% of the then issued and outstanding shares of common stock (the “Option”), subject to Board approval, which grant shall be effective as of your first day of employment (the “Grant Date”). The Option will have an associated exercise price set at the closing price of the Company’s common stock on the Grant Date. The Option will vest over three (3) years (with one-third vesting on the first (1st) anniversary of the commencement of your employment and the balance vesting in ratable quarterly installments) subject to your continued employment. The Option will be subject to the terms and conditions of the Company’s Second Amended and Restated 2006 Stock Incentive Plan (as amended, restated or otherwise modified from time to time, the “Plan”). In the event of a Change in Control (as defined in the Plan) and the termination of your employment with the Company or its successor entity by the Company or its successor entity without Cause or by you for Good Reason during the period twelve (12) months following such Change in Control, the Option shall immediately vest and shall become exercisable upon the termination of your employment.

BENEFITS:

Vacation: You will be entitled to accrue up to twenty (20) paid vacation days in each year, which shall accrue ratably, and shall otherwise be subject to the Company’s standard vacation policy. You shall also be entitled to all paid holidays given by the Company to its executives.

Employee Benefit Plans: You will be entitled to participate in all group benefit plans generally available to senior executives of the Company, in accordance with Company policy.

Business Expenses: You will be reimbursed for reasonable and documented out-of-pocket business expenses in connection with the performance of your duties and responsibilities as President and CEO of the Company, in accordance with the Company’s expense reimbursement policy.

TERMINATION:

Termination without Cause or for Good Reason: Your employment with the Company at all times will be “at will,” meaning that either you or the Company may terminate your employment at any time and for any reason, with or without cause. If your employment is terminated by the Company without Cause (as defined below) (and other than as a result of your death or disability) or by you for Good Reason (as defined below), and such termination constitutes a “separation from service” (as defined under Treasury Regulation Section 1.409A-1(h)) (a “Separation from Service”), you will be entitled to (i) payment of all earned but unpaid base salary amounts and any unreimbursed business expenses through your final date of employment (the “Accrued Benefit”), (ii) continuation of your base monthly salary in effect at the time of your termination for a period of twelve months following such Separation from Service based on the Company’s typical payroll cycle, and (iii) payment of your monthly COBRA premiums (provided that you timely elect COBRA coverage benefits) for twelve months following such Separation from Service; provided, however, that in the event you obtain other employment prior to the end of such twelve month period the Company’s payments under COBRA will terminate early at such time as you are eligible to receive health benefits through such other employment (both (ii) and (iii) being subject to your execution of a release in a form and manner satisfactory to the Company and you within sixty (60) days following your Separation from Service and continued adherence to the Confidentiality Agreement and its restrictive covenants described below).

Other Termination: You will be entitled to the Accrued Benefit through your final date of employment. If you are terminated by the Company for any reason other than without Cause, or if you terminate your employment for any reason other than Good Reason, you will only be entitled to the Accrued Benefit.

Definition of Cause: “Cause” shall mean any of the following: (i) your conduct constituting a material act of misconduct in connection with the performance of your duties, including, without limitation, misappropriation of funds or property of the Company or any of its affiliates; (ii) your commission of any felony or a misdemeanor involving moral turpitude, deceit, dishonesty or fraud, or any conduct by you that would reasonably be expected to result in material injury or reputational harm to the Company or any of its affiliates if you were retained in this position; (iii) your continued non-performance of your duties hereunder (other than by reason of your physical or mental illness, incapacity or disability) which has continued for more than 30 days following written notice of such non-performance from the Board; (iv) your breach of the Confidentiality Agreement or any of its restrictive covenant obligations (e.g., confidentiality, non-compete, non-solicitation, etc.); (v) your material violation of the Company’s written employment policies; or (vi) failure to cooperate with a bona fide internal investigation or an investigation by regulatory or law enforcement authorities, after being instructed by the Company to cooperate, or the willful destruction or failure to preserve documents or other materials known to be relevant to such investigation or the inducement of others to fail to cooperate or to produce documents or other materials in connection with such investigation.

Definition of Good Reason: “Good Reason” shall mean that you have complied with the “Good Reason Process” (hereinafter defined) following the occurrence of any of the following events: (i) a material diminution in your responsibilities, authority or duties; (ii) a material diminution in your Base Salary except for across-the-board salary reductions based on the Company’s financial performance similarly affecting all or substantially all senior management employees of the Company; or (iii) the material breach of the terms of this letter agreement by the Company. “Good Reason Process” shall mean that (i) you reasonably determine in good faith that a “Good Reason” condition has occurred; (ii) you notify the Company in writing of the first occurrence of the Good Reason condition within 60 days of the date on which you first become aware of the occurrence of such condition; (iii) you cooperate in good faith with the Company’s efforts, for a period not less than 30 days following such notice (the “Cure Period”), to remedy the condition; (iv) notwithstanding such efforts, the Good Reason condition continues to exist; and (v) you terminate your employment within 60 days after the end of the Cure Period. If the Company cures the Good Reason condition during the Cure Period, Good Reason shall be deemed not to have occurred.

Notwithstanding any provision to the contrary in this letter, if you are deemed by the Company at the time of your Separation from Service to be a “specified employee” for purposes of Code Section 409A(a)(2)(B)(i), to the extent delayed commencement of any portion of the severance benefits to which you are entitled under this letter is required in order to avoid a prohibited distribution under Code Section 409A(a)(2)(B)(i), such portion of your benefits shall not be provided to you prior to the earlier of (i) the expiration of the six-month period measured from the date of your Separation from Service with the Company or (ii) the date of your death. Upon the first business day following the expiration of the applicable Code Section 409A(a)(2)(B)(i) period, all payments deferred pursuant to this paragraph shall be paid in a lump sum to you, and any remaining payments due under this letter shall be paid as otherwise provided herein. For purposes of Code Section 409A (including, without limitation, for purposes of Treasury Regulation Section 1.409A-2(b)(2)(iii)), your right to receive installment payments under this letter shall be treated as a right to receive a series of separate payments and, accordingly, each installment payment hereunder shall at all times be considered a separate and distinct payment. It is intended that all of the severance benefits payable under this letter satisfy, to the greatest extent possible, the exemptions from the application of Code Section 409A provided under Treasury Regulations 1.409A-1(b)(4), 1.409A-1(b)(5) and 1.409A-1(b)(9), and this agreement will be construed to the greatest extent possible as consistent with those provisions. For the avoidance of doubt, if any reimbursements payable to you are subject to the provisions of Code Section 409A: (a) to be eligible to obtain reimbursement for such expenses you must submit expense reports within 30 days after the expense is incurred, (b) any such reimbursements will be paid no later than December 31 of the year following the year in which the expense was incurred, (c) the amount of expenses reimbursed in one year will not affect the amount eligible for reimbursement in any subsequent year, and (d) the right to reimbursement under this letter agreement will not be subject to liquidation or exchange for another benefit.

CHANGE IN COMPANY PRIOR TO START DATE;

If a Change in Control occurs, or the Company enters into a definitive agreement to consummate a Change in Control (collectively referred to hereafter as an “Event”), after your acceptance of this offer of employment and prior to your start date and such Event prevents you from starting employment in the offered position at the offered terms (whether due to Change in Control or other issues), you will receive (i) your base monthly salary for a period of twelve months commencing on your scheduled start date pursuant to the Company’s typical payroll cycle, and (ii) payment of your monthly COBRA premiums from your last employment (provided that you timely elect COBRA coverage benefits) for twelve months commencing on your scheduled start date; provided, however, that in the event you obtain other employment prior to the end of such twelve month period the Company’s payments under COBRA will terminate early at such time as you are eligible to receive health benefits through such other employment; and (iii) a lump sum payment of $1,300,000.00 (one million, three hundred thousand dollars) within seventy-five days (75) of the scheduled start date (each of (i), (ii) and (iii) being subject to your execution of a standard release in a form and manner satisfactory to the Company and you within sixty (60) days following your scheduled start date). If you are preventing from starting employment by an Event, the restrictive covenants contained in paragraph 6 of the Confidentiality Agreement attached as Exhibit A shall be void. The payments set forth in this paragraph shall be the sole and exclusive remedy in the event that you are unable or unwilling to commence employment with the Company as a result of the events described herein.

CONFIDENTIALITY AGREEMENT AND RESTRICTIVE COVENANTS:

Concurrently with signing this Agreement, you agree to sign and return with this Agreement the Company’s Confidential Information and Invention Assignment Agreement (the “Confidentiality Agreement”), attached hereto as Exhibit A.

Attorneys’ Fees: If you accept this offer and do not revoke such acceptance, the Company will reimburse you for legal fees incurred in connection with your negotiation and acceptance of employment with the Company up to a total of five thousand dollars ($5,000.00). Such reimbursement shall be made by the Company to you no later than sixty days after your submission of an invoice to the Company for such fees.

Section 280G. In the event that the amount of any compensation payable to you pursuant to this letter agreement or otherwise, calculated in a manner consistent with Section 280G of the Code and the applicable regulations thereunder (the “Aggregate Payments”), would be subject to the excise tax imposed by Section 4999 of the Code, then the Aggregate Payments shall be reduced (but not below zero) so that the sum of all of the Aggregate Payments shall be $1.00 less than the amount at which you become subject to the excise tax imposed by Section 4999 of the Code; provided that such reduction shall only occur if it would result in you receiving a higher After Tax Amount (as defined below) than you would receive if the Aggregate Payments were not subject to such reduction. In the event of such a reduction, the Aggregate Payments shall be reduced in the following order, in each case, in reverse chronological order beginning with the Aggregate Payments that are to be paid the furthest in time from consummation of the transaction that is subject to Section 280G of the Code: (1) cash payments not subject to Section 409A of the Code; (2) cash payments subject to Section 409A of the Code; (3) equity-based payments and acceleration; and (4) non-cash forms of benefits; provided that in the case of all the foregoing Aggregate Payments all amounts or payments that are not subject to calculation under Treas. Reg. §1.280G-1, Q&A-24(b) or (c) shall be reduced before any amounts that are subject to calculation under Treas. Reg. §1.280G-1, Q&A-24(b) or (c). For purposes hereof, the “After Tax Amount” means the amount of the Aggregate Payments less all federal, state, and local income, excise and employment taxes imposed on you as a result of your receipt of the Aggregate Payments. The determination as to whether such a reduction in the Aggregate Payments is required hereby shall be made by a nationally recognized accounting firm selected by the Company (the “Accounting Firm”).

Governing Law: This Agreement will be governed by the laws of the State of Nevada without reference to conflict of laws provisions.

Entire Agreement: This letter agreement, your Confidentiality Agreement and any written Company plans that are referenced in this agreement, as such written plans may be amended by the Company from time to time, set forth the terms of your employment with the Company, and supersede and replace any prior agreements, representations or understandings, whether written, oral or implied, between you and the Company. For the avoidance of doubt, the benefits described in the section entitled “Termination” are in lieu of, and not in addition to, any executive severance plan or policy maintained by the Company. No waiver, alteration, or modification, if any, of the provisions of this agreement shall be binding unless in writing and signed by duly authorized representatives of the parties hereto.

Boris, we are very pleased that you have agreed to join us and look forward to working together.

Please sign below to formalize your acceptance of our offer and return a scanned copy of the letter to my attention no later than April 2, 2015. Thank you.

Best regards,

/s/ William Marino
William Marino, Director
On behalf of the Board of Directors of Unwired Planet

Signed, agreed and accepted:

/s/ Boris Teksler
Boris Teksler
April 2, 2015